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                                                                    Exhibit 99.1

                                                           For Immediate Release
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Louis R. Hughes Selected President and COO of Lockheed Martin

BETHESDA, Maryland, April 3, 2000 -- Lockheed Martin Corporation (NYSE: LMT)
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today announced the selection of Louis R. Hughes as president and chief operating officer (COO), effective April 27. Hughes succeeds Peter B. Teets, who retired from the Corporation.

As COO, Hughes will report to Chairman and CEO Vance D. Coffman and will be responsible for day-to-day operations, while Coffman will focus on strategic and financial issues. The leaders of the corporation's four business areas and its Global Telecommunications subsidiary, along with the Chief Financial Officer, will report to the Office of the Chief Executive, which will include Hughes and Coffman.

Hughes, 51, joins Lockheed Martin from General Motors Corporation where he had served as executive vice president and president of GM's $36 billion international operations, based in Zurich, Switzerland. In that capacity, he was part of the GM President's Council-consisting of GM's top six executives-responsible for evaluating all key strategic, operating, financial and personnel decisions. Most recently, as executive vice president-new business strategies, Hughes was responsible for the development of new business and for managing GM's relationships with international business partners. Earlier in his career, he led the turnaround and rapid expansion of Adam Opel A.G.

"I'm delighted that Lou has agreed to join our team," Coffman said. "He has a proven track record in the international marketplace, solid financial experience and expertise in product design, development, manufacturing and marketing. His background and fresh perspective will be invaluable to us as we continue to execute on our previously announced plan to deliver increased efficiencies, improved customer satisfaction, more robust financial performance, and greater shareholder value."

Added Coffman, "I look forward to working with Lou to achieve our goal of being the world's leading integrator in the aerospace, defense and technology services industries." "Lockheed Martin is a world-class organization and a national asset. While it has faced significant challenges in the past, it has made tremendous progress in identifying the way forward and addressing those issues. I am pleased to bring my perspective to the organization at this very exciting time in its history, and to be working closely with Vance and the rest of his team to execute Lockheed Martin's strategy of driving shareholder value through performance and commitment to core customer satisfaction," Hughes said.
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Board member and former vice chairman of General Electric Gene Murphy, who with
Coffman co-chaired the search committee, said the selection of Hughes bolsters the Corporation's strategy to restore and grow shareholder value. "Lou has an enormous breadth of operational and financial experience, along with a wealth of insight in working with a diversity of cultures, which was highlighted in his repositioning of Opel and GM-Europe," he said. Murphy also cited Hughes' success in implementing lean manufacturing and other cost-saving techniques. "We are confident Lou can help advance Lockheed Martin's already aggressive cost reduction initiatives," he added.

Board member Norman R. Augustine, also a member of the search committee, praised Hughes' solid record of achievement in profitably growing the businesses under his direction. "In Europe, South America, the Far East and many other parts of the world, Lou was able to expand GM's reach, increase sales, and improve profitability. His experience will complement Vance Coffman's leadership and add to the strong management team that is now in place to achieve steady and long-term progress," Augustine said.

A 1971 mechanical engineering graduate of the GM Institute, Hughes earned his master's in Business Administration from Harvard University in 1973.

Headquartered in Bethesda, Md., Lockheed Martin is a global enterprise principally engaged in the research, design, development, manufacture and integration of advanced-technology systems, products and services. The Corporation's core businesses are systems integration, space, aeronautics, and technology services. Lockheed Martin had 1999 sales surpassing $25 billion.

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CONTACT:  James Fetig, 301-897-6352

WEB SITE:  www.lmco.com